Exhibit 99.1
Victoria’s Secret & Co. Reports 2025 Fourth Quarter and Full Year Results

•Fourth Quarter and Full Year Results Exceeded Top- and Bottom-line Guidance
•Comparable Sales Increased 8% in the Fourth Quarter and 5% for the Full Year
•Fourth Quarter and Full Year Adjusted Operating Income Significantly Exceeded Expectations
•Initiates First Quarter and Fiscal 2026 Guidance

Reynoldsburg, Ohio (March 5, 2026)—Victoria’s Secret & Co. (“VS&Co” or the “Company”) (NYSE: VSCO) today reported financial results for the fourth quarter and fiscal year ended January 31, 2026.

Hillary Super, VS&Co Chief Executive Officer, said, “We delivered an exceptional fourth quarter and a standout year, exceeding top- and bottom-line guidance with broad based outperformance across brands, channels and geographies. We drove meaningful acceleration in the second half of the year, with fourth quarter net sales of $2.270 billion and comparable sales growth of 8%. In the quarter, our customer responded enthusiastically to our product and marketing, as demonstrated by growing new customer acquisition and increased AURs. Our 2025 results reflect the progress we have made against our Path to Potential strategy as we build brand heat and powerful connections with our customers around the world.”

Ms. Super concluded, “We enter fiscal 2026 from a position of strength. With a clear brand vision, a faster and more agile operating model, and a strong pipeline of product and brand moments ahead, we are confident in our ability to deliver profitable growth and create long‑term shareholder value.”

Scott Sekella, VS&Co Chief Financial and Operating Officer, said, “Our results reflect disciplined execution, strong margin performance, and increased operational agility. We delivered adjusted operating income of $403 million in fiscal year 2025, despite approximately $85 million of tariff pressure. Our adjusted earnings per diluted share was $3.00, representing 22% growth versus last year, excluding last year’s cumulative gift card breakage adjustment. Our Path to Potential strategy is accelerating the Company’s growth, reinforcing our confidence in our fiscal 2026 guidance.”

Fourth Quarter 2025 Results
The Company reported net sales of $2.270 billion for the fourth quarter of 2025, an increase of 8% compared to net sales of $2.106 billion for the fourth quarter of 2024 and above our previously communicated guidance range of $2.170 billion to $2.200 billion. Total comparable sales for the fourth quarter of 2025 increased 8%.

The Company reported operating income for the fourth quarter of 2025 of $229 million compared to operating income of $268 million in the fourth quarter of 2024. Net income was $184 million, or $2.14 per diluted share, for the fourth quarter of 2025 compared to net income of $193 million, or $2.33 per diluted share, for the fourth quarter of 2024.

Excluding the impact of the adjusted items described at the conclusion of this press release, adjusted operating income for the fourth quarter of 2025 was $316 million, which was above our previously communicated guidance range of adjusted operating income of $265 million to $290 million. This result compares to last year’s fourth quarter adjusted operating income of $299 million. Adjusted net income for the fourth quarter of 2025 was $238 million, or $2.77 per diluted share, which was above our previously communicated guidance range of adjusted net income per diluted share of $2.20 to $2.45. This result compares to last year’s fourth quarter adjusted net income of $216 million, or $2.60 per diluted share.

As previously disclosed, last year’s results include an approximately $26 million benefit to net sales, gross margin and operating income as a result of the Company’s cumulative adjustment for its change in accounting estimate related to expected future redemption on outstanding gift cards.

Excluding the impact from last year’s change in accounting estimate relating to outstanding gift cards, fourth quarter 2025 net sales increased approximately 9% compared to approximately $2.080 billion last year, adjusted operating income increased approximately 16% compared to approximately $273 million last year and adjusted net income per diluted share increased approximately 18% compared to approximately $2.35 last year.

Full Year 2025 Results
The Company reported net sales of $6.553 billion for fiscal year 2025, an increase of 5% compared to net sales of $6.230 billion for fiscal year 2024 and above our previously communicated guidance range of $6.450 billion to $6.480 billion. Total comparable sales for fiscal year 2025 were 5%.

The Company reported operating income for fiscal year 2025 of $271 million compared to $310 million in fiscal year 2024. Net income was $161 million, or $1.93 per diluted share for fiscal year 2025 compared to net income of $165 million, or $2.05 per diluted share for fiscal year 2024.

Excluding the impact of the adjusted items described at the conclusion of this press release, adjusted operating income for fiscal year 2025 was $403 million, which was above our previously communicated guidance range of adjusted operating income of $350 million to $375 million. This result compares to adjusted operating income of $373 million in fiscal year 2024. Adjusted net income for fiscal year 2025 was $250 million, or $3.00 per diluted share. This result compares to adjusted net income of $218 million, or $2.69 per diluted share for fiscal year 2024.

Excluding the impact from last year’s change in accounting estimate relating to outstanding gift cards, fiscal year 2025 net sales increased approximately 6% compared to approximately $6.204 billion last year, adjusted operating income increased approximately 16% compared to approximately $347 million last year and adjusted net income per diluted share increased approximately 22% compared to approximately $2.45 last year.

Full Year and First Quarter 2026 Outlook
The Company is forecasting net sales for the first quarter of 2026 to be in the range of $1.490 billion to $1.525 billion compared to net sales of $1.353 billion for the first quarter of 2025. At this forecasted level of net sales, operating income for the first quarter of 2026 is expected to be in the range of $32 million to $42 million compared to adjusted operating income of $32 million for the first quarter of 2025.

The Company is forecasting fiscal year 2026 net sales to be in the range of $6.850 billion to $6.950 billion compared to net sales of $6.553 billion in fiscal year 2025. At this forecasted level of net sales, operating income for fiscal year 2026 is expected to be in the range of $430 million to $460 million compared to fiscal year 2025 adjusted operating income of $403 million.

Strategic Alternatives for DailyLook
The Company has initiated a strategic review of DailyLook, a non-core asset within VS&Co. Acquired through the Adore Me transaction in December 2022, DailyLook has grown rapidly and achieved meaningful scale. As part of VS&Co’s continued focus on its core business, the Company is evaluating opportunities to position DailyLook for long-term success. This strategic review reflects VS&Co’s commitment to advancing the global growth of its two iconic brands, Victoria’s Secret and PINK, through the execution of its Path to Potential strategy. Additionally, the Company continues to assess the Adore Me business and explore opportunities to optimize it within the broader portfolio.

Adjusted Financial Information
At the conclusion of this press release, we have included a reconciliation of reported to adjusted results.

Quarterly Earnings Conference Call
Victoria’s Secret & Co. will conduct its fourth quarter earnings call at 8:30 a.m. Eastern on Thursday, March 5, 2026. To listen, call 1-800-619-9066 (international dial-in number: 1-212-519-0836); passcode 5358727. For an audio replay, call 1-800-839-2204 (international replay number: 1-203-369-3032); passcode 2485654 or log onto www.victoriassecretandco.com. The materials accompanying the earnings call have been posted on the Investors section of the Company’s website. The audio replay will be available approximately two hours after the conclusion of the call.

About Victoria’s Secret & Co.
Victoria’s Secret & Co. (NYSE: VSCO) is a specialty retailer of modern, fashion-inspired collections including signature bras, panties, lingerie, sleepwear, apparel, sport and swim as well as award-winning prestige fragrances and body care. VS&Co is comprised of market leading brands, Victoria’s Secret and PINK, that strive to inspire confidence, spark joy and celebrate sexy. Additionally, Adore Me, our digital intimates brand serves women across budgets and lifestyles. We are committed to empowering our more than 30,000 associates across a global footprint of 1,420 retail stores in approximately 70 countries.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

We caution that any forward-looking statements (as such term is defined in the U.S. Private Securities Litigation Reform Act of 1995) contained in this press release or made by us, our management, or our spokespeople involve risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. Accordingly, our future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements, and any future performance or financial results expressed or implied by such forward-looking statements are not guarantees of future performance. Forward-looking statements include, without limitation, statements regarding our future operating results, the implementation and impact of our strategic plans, and our goals, intentions, beliefs and expectations. Words such as “estimate,” “commit,” “will,” “target,” “forecast,” “goal,” “project,” “plan,” “believe,” “seek,” “strive,” “expect,” “anticipate,” “intend,” “continue,” “potential” or the negative of these words and any similar expressions are intended to identify forward-looking statements. Risks associated with the following factors, among others, could affect our results of operations and financial performance and cause actual results to differ materially from those expressed or implied in any forward-looking statements:

•general economic conditions, inflation, and changes in consumer confidence and consumer spending patterns;
•market disruptions including pandemics or significant health hazards, severe weather conditions, natural disasters, terrorist activities, financial crises, political crises or other major events, or the prospect of these events;
•uncertainty in the global trade environment, including the imposition or threatened imposition of tariffs or other trade policies and any retaliatory measures imposed by impacted exporting countries;
•our ability to successfully implement our strategic plan;
•difficulties arising from changes and turnover in company leadership or other key positions;
•our ability to attract, develop and retain qualified associates and manage labor-related costs;
•our dependence on traffic to our stores and the availability of suitable store locations on satisfactory terms;
•our ability to successfully operate and expand internationally and related risks;
•the operations and performance of our franchisees, licensees, wholesalers and joint venture partners;
•our ability to successfully operate and grow our direct channel business;
•our ability to protect our reputation and the image and value of our brands;
•our ability to attract customers with marketing, advertising and promotional programs;
•the highly competitive nature of the retail industry and the segments in which we operate;
•consumer acceptance of our products and our ability to manage the life cycle of our brands, remain current with fashion trends, and develop and launch new merchandise and product lines successfully;
•our ability to integrate acquired businesses and realize the benefits and synergies sought with such acquisitions;
•our ability to incorporate artificial intelligence and other emerging technologies into our business operations successfully and ethically while effectively managing the associated risks;
•our ability to source materials and produce, distribute and sell merchandise on a global basis, including risks related to:
◦political instability and geopolitical conflicts;
◦environmental hazards, severe weather and natural disasters;
◦significant health hazards and pandemics;

◦delays or disruptions in shipping and transportation and related pricing impacts;
◦foreign currency exchange rate fluctuations; and
◦disruption due to labor disputes;
•our geographic concentration of production and distribution facilities in central Ohio and Southeast Asia;
•the ability of our vendors to manufacture and deliver products in a timely manner, meet quality standards and comply with applicable laws and regulations;
•fluctuations in freight, product input and energy costs;
•our and our third-party service providers’ ability to implement and maintain information technology systems and to protect associated data and system availability against cybersecurity incidents and disruptions or failures of systems;
•our ability to maintain the security and privacy of customer, associate, third-party and company information;
•stock price volatility;
•shareholder activism matters;
•our ability to maintain our credit ratings;
•our ability to comply with legal and regulatory requirements; and
•legal, tax, trade and other regulatory matters.

All forward-looking statements are made only as of the date of this press release. Except as may be required by law, we assume no obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this press release to reflect circumstances existing after the date of this press release or to reflect the occurrence of future events, even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized. Additional information regarding these and other factors can be found in “Item 1A. Risk Factors” in our 2024 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 21, 2025.

For further information, please contact:

Victoria’s Secret & Co.:
Investor Relations:	Media Relations:
Priya Trivedi	Brooke Wilson
investorrelations@victoria.com	communications@victoria.com

Total Net Sales (Millions):

	Fourth Quarter	Fourth Quarter	% Inc/ (Dec)	Full Year	Full Year	% Inc/ (Dec)
	2025	2024		2025	2024
Stores - North America	$1,220.2	$1,160.1	5.2%	$3,544.5	$3,427.3	3.4%
Direct[1]	773.2	752.2	2.8%	2,041.5	2,042.2	0.0%
International[2]	276.4	193.2	43.1%	967.4	760.1	27.3%
Total	$2,269.8	$2,105.5	7.8%	$6,553.4	$6,229.6	5.2%

1 - Full year 2025 results include an approximately $20 million negative impact on direct net sales from the website closure due to the security incident in the second quarter of 2025. Beginning in the third quarter of 2025, direct sales in the European Union are reported in our International channel. Prior to the third quarter of 2025, direct sales in the European Union are reported in our Direct channel. Direct sales in the European Union reported in the International channel were $32 million in the fourth quarter of 2025 and $44 million in fiscal year 2025.
2 - Results include consolidated joint venture sales in China, royalties associated with franchise partners sales, wholesale sales, and beginning in the third quarter of 2025 direct sales in the European Union. Prior to the third quarter of 2025, direct sales in the European Union are reported in our Direct channel. Direct sales in the European Union reported in the International channel were $32 million in the fourth quarter of 2025 and $44 million in fiscal year 2025.

Comparable Sales Increase (Decrease):

	Fourth Quarter	Fourth Quarter	Full Year	Full Year
	2025	2024	2025	2024
Stores and Direct[1]	8%	5%	5%	0%
Stores Only[2]	7%	3%	4%	(2%)

NOTE: Please refer to our filings with the Securities and Exchange Commission for further discussion regarding our comparable sales calculation.
1 - Results include company-operated stores in the U.S. and Canada, consolidated joint venture stores in China and direct sales.
2 - Results include company-operated stores in the U.S. and Canada and consolidated joint venture stores in China.

Total Stores:

	Stores at			Stores at
	2/1/25	Opened	Closed	1/31/26
Company-Operated:
U.S.	782	15	(31)	766
Canada	24	1	(1)	24
Subtotal Company-Operated	806	16	(32)	790

China Joint Venture:
Beauty & Accessories[1]	30	—	(10)	20
Full Assortment	40	6	(1)	45
Subtotal China Joint Venture	70	6	(11)	65

Partner-Operated:
Beauty & Accessories	324	52	(26)	350
Full Assortment	181	37	(6)	212
Subtotal Partner-Operated	505	89	(32)	562

Adore Me	6	—	(3)	3
Total	1,387	111	(78)	1,420
1 - Includes six partner-operated stores at 1/31/26.

VICTORIA’S SECRET & CO.
CONSOLIDATED STATEMENTS OF INCOME
THIRTEEN WEEKS ENDED JANUARY 31, 2026 AND FEBRUARY 1, 2025
(Unaudited)
(In thousands except per share amounts)
	2025	2024
Net Sales	$2,269,804	$2,105,501
Costs of Goods Sold, Buying and Occupancy	(1,414,809)	(1,292,068)
Gross Profit	854,995	813,433
General, Administrative and Store Operating Expenses	(626,025)	(545,747)
Operating Income	228,970	267,686
Interest Expense	(16,808)	(20,147)
Other Income (Loss)	3,240	(3,258)
Income Before Income Taxes	215,402	244,281
Provision for Income Taxes	15,981	50,363
Net Income	199,421	193,918
Less: Net Income Attributable to Noncontrolling Interest	15,787	506
Net Income Attributable to Victoria’s Secret & Co.	$183,634	$193,412

Net Income Per Diluted Share Attributable to Victoria’s Secret & Co.	$2.14	$2.33

Weighted Average Shares Outstanding	85,850	83,148

VICTORIA’S SECRET & CO.
CONSOLIDATED STATEMENTS OF INCOME
FIFTY-TWO WEEKS ENDED JANUARY 31, 2026 AND FEBRUARY 1, 2025
(Unaudited)
(In thousands except per share amounts)
	2025	2024
Net Sales	$6,553,409	$6,229,560
Costs of Goods Sold, Buying and Occupancy	(4,169,030)	(3,945,159)
Gross Profit	2,384,379	2,284,401
General, Administrative and Store Operating Expenses	(2,113,737)	(1,974,800)
Operating Income	270,642	309,601
Interest Expense	(70,080)	(85,678)
Other Income (Loss)	7,460	(2,920)
Income Before Income Taxes	208,022	221,003
Provision for Income Taxes	19,142	52,178
Net Income	188,880	168,825
Less: Net Income Attributable to Noncontrolling Interest	28,022	3,481
Net Income Attributable to Victoria’s Secret & Co.	$160,858	$165,344

Net Income Per Diluted Share Attributable to Victoria’s Secret & Co.	$1.93	$2.05

Weighted Average Shares Outstanding	83,425	80,726

VICTORIA’S SECRET & CO.
NON-GAAP FINANCIAL INFORMATION
PERIODS ENDED JANUARY 31, 2026 AND FEBRUARY 1, 2025
(Unaudited)
(In thousands except per share amounts)

In addition to our results provided in accordance with GAAP, provided below are non-GAAP financial measures that present operating income, net income attributable to Victoria’s Secret & Co. and net income per diluted share attributable to Victoria’s Secret & Co. on an adjusted basis for the reported periods provided in this release, which remove certain non-recurring, infrequent or unusual items that we believe are not indicative of the results of our ongoing operations due to their size and nature. The intangible asset amortization excluded from these non-GAAP financial measures is excluded because the amortization, unlike the related revenue, is not affected by operations of any particular period unless an intangible asset becomes impaired or the estimated useful life of an intangible asset is revised. We use adjusted financial information as key performance measures of our results of operations for the purpose of evaluating performance internally. These non-GAAP measurements are not intended to replace the presentation of our financial results in accordance with GAAP. Instead, we believe that the presentation of adjusted financial information provides additional information to investors to facilitate the comparison of past and present operations. Further, our definition of non-GAAP financial measures may differ from similarly titled measures used by other companies. The table below reconciles the most directly comparable GAAP financial measure to each non-GAAP financial measure.

	Fourth Quarter		Year-to-Date
	2025	2024	2025	2024
Reconciliation of Reported to Adjusted Operating Income
Reported Operating Income - GAAP	$228,970	$267,686	$270,642	$309,601
Adore Me Long-Lived Assets Impairment (a)	119,600	—	119,600	—
Interchange Fee Settlement (b)	(69,155)	—	(69,155)	—
Adore Me and DailyLook Fulfillment Center Restructuring (c)	36,342	—	36,342	—
Amortization of Intangible Assets (e)	—	6,284	18,852	25,136
Organizational Restructuring and Other One-time Items (f)	—	—	20,328	12,548
Adore Me Acquisition-related Items (g)	—	3,714	5,920	4,238
Equity Method Investment Impairment and Related Charges (h)	—	21,614	—	21,614
Adjusted Operating Income	$315,757	$299,298	$402,529	$373,137

Reconciliation of Reported to Adjusted Net Income Attributable to Victoria’s Secret & Co.
Reported Net Income Attributable to Victoria’s Secret & Co. - GAAP	$183,634	$193,412	$160,858	$165,344
Adore Me Long-Lived Assets Impairment (a)	119,600	—	119,600	—
Interchange Fee Settlement (b)	(69,155)	—	(69,155)	—
Adore Me and DailyLook Fulfillment Center Restructuring (c)	36,342	—	36,342	—
China Deferred Tax Asset Valuation Reserve Release (d)	11,542	—	11,542	—
Amortization of Intangible Assets (e)	—	6,284	18,852	25,136
Organizational Restructuring and Other One-time Items (f)	—	—	20,328	12,548
Adore Me Acquisition-related Items (g)	—	4,944	5,920	9,244
Equity Method Investment Impairment and Related Charges (h)	—	21,614	—	21,614
Tax Effect of Adjusted Items	(44,381)	(9,826)	(54,175)	(16,359)
Adjusted Net Income Attributable to Victoria’s Secret & Co.	$237,582	$216,428	$250,112	$217,527

Reconciliation of Reported to Adjusted Net Income Per Diluted Share Attributable to Victoria’s Secret & Co.
Reported Net Income Per Diluted Share Attributable to Victoria’s Secret & Co. - GAAP	$2.14	$2.33	$1.93	$2.05
Adore Me Long-Lived Assets Impairment (a)	1.05	—	1.08
Interchange Fee Settlement (b)	(0.60)	—	(0.62)
Adore Me and DailyLook Fulfillment Center Restructuring (c)	0.32	—	0.33
China Deferred Tax Asset Valuation Reserve Release (d)	(0.14)	—	(0.14)
Amortization of Intangible Assets (e)	—	0.06	0.17	0.23
Organizational Restructuring and Other One-time Items (f)	—	—	0.19	0.13
Adore Me Acquisition-related Items (g)	—	0.02	0.07	0.08
Equity Method Investment Impairment and Related Charges (h)	—	0.20	—	0.21
Adjusted Net Income Per Diluted Share Attributable to Victoria’s Secret & Co.	$2.77	$2.60	$3.00	$2.69

Adjusted results exclude the following items:
(a) In the fourth quarter and year-to-date 2025, we recognized pre-tax expense of $119.6 million ($90.3 million net of tax expense of $29.3 million), $116.2 million included in general, administrative and store operating expense and $3.4 million included in buying and occupancy expense, related to the impairment of certain Adore Me long-lived tangible and intangible assets.
(b) In the fourth quarter and year-to-date 2025, we recognized a pre-tax gain, net of related administrative expenses, of $69.2 million ($51.9 million net of tax expense of $17.3 million) in general, administrative and store operating expense, related to the resolution of a credit card interchange fee litigation matter in which we were a plaintiff.
(c) In the fourth quarter and year-to-date 2025, we recognized a pre-tax charge of $36.3 million ($27.5 million net of tax expense of $8.8 million), included in costs of goods sold, buying and occupancy expense, related to inventory reserves and severance expense as a result of unique operational disruptions that led to the restructuring of our Adore Me and DailyLook fulfillment operations.
(d) In the fourth quarter and year-to-date 2025, we recognized a tax benefit of $23.6 million ($12.0 million net of $11.6 million net income attributable to noncontrolling interest) related to the full release of our valuation allowance on the deferred tax assets of our consolidated joint venture in China.
(e) Year-to-date 2025, we recognized amortization expense of $18.9 million ($14.0 million net of tax expense of $4.9 million) in general, administrative and store operating expense, related to our definite-lived intangible assets. In the fourth quarter and year-to-date 2024, we recognized amortization expense of $6.3 million and $25.1 million ($4.6 million and $18.6 million net of tax expense of $1.7 million and $6.5 million, respectively) in general, administrative and store operating expense, related to our definite-lived intangible assets.
(f) Year-to-date 2025, we recognized pre-tax charges of $20.3 million ($15.8 million net of tax expense of $4.5 million), $17.2 million included in general, administrative and store operating expense and $3.1 million included in buying and occupancy expense, related to activities to continue to restructure our executive leadership team and organizational structure, as well as net expense related to other one-time items. Year-to-date 2024, we recognized a pre-tax charge of $12.5 million ($10.6 million net of tax expense of $1.9 million) in general, administrative and store operating expense related to the appointment of a new CEO and the elimination of two executive officer roles to restructure our executive leadership team.
(g) Year-to-date 2025, we recognized pre-tax expense of $5.9 million ($5.5 million net of tax expense of $0.4 million), included in general, administrative and store operating expense, related to the financial impact of purchase accounting items and professional service costs related to the acquisition of Adore Me. In the fourth quarter and year-to-date 2024, we recognized pre-tax expense of $4.9 million and $9.2 million ($1.5 million and $6.1 million net of tax expense of $3.4 million and $3.1 million, respectively), $3.7 million and $4.2 million included in general, administrative and store operating expense and interest expense of $1.2 million and $5.0 million, respectively, related to the financial impact of purchase accounting items related to the acquisition of Adore Me.
(h) In the fourth quarter of 2024, we recognized pre-tax expense of $21.6 million ($16.9 million net of tax expense of $4.7 million) in costs of goods sold related to impairment and related charges for certain of our equity method investments.